 Exhibit 99.1
IRET	CONTACT INFO Eli Mihalick 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, North Dakota 58702-1988 phone: 701.837.4738 fax: 701.838.7785 email:emihalick@iret.com

Investors Real Estate Trust Announces Increase in Revolving Credit Facility,
and Recent Acquisitions, Dispositions, and Development Projects Placed in Service

MINOT, ND – November 4, 2014 – Investors Real Estate Trust (NYSE:IRET) (NYSE:IRET PR) (NYSE:IRET PRB) announced today that its operating partnership, IRET Properties (the "Borrower"), has entered into a First Amendment to Amended and Restated Loan Agreement with First International Bank & Trust, a North Dakota state bank, as lender, under which First International has agreed to increase the commitment amount under its revolving credit facility with the Borrower to $90 million. At the discretion of the Lender, this amount may be increased to $100 million. The First Amendment amends IRET Properties' existing secured line of credit with First International and participant banks, which, prior to this amendment, had a commitment amount of $75 million. The facility is secured by mortgages on 15 properties owned by IRET Properties and its subsidiaries. The initial term of the facility is three years, with a maturity of September 1, 2017. The interest rate on borrowings under the facility is the Wall Street Journal Prime Rate + 1.25%, with a floor of 4.75% and a cap of 8.65% during the initial term of the facility.

First International has informed IRET Properties that as of October 29, 2014, participants in the credit facility and their respective commitment amounts are as follows: First International Bank & Trust (Lead Bank), $10 million; The Bank of North Dakota, $30 million; First Western Bank & Trust, $18 million; Dacotah Bank, $12 million; MidCountry Bank, $4 million; Highland Bank, $4 million; Town & Country Credit Union, $4 million; American State Bank & Trust Company, $6 million; and United Community Bank of North Dakota, $2 million.

Ted Holmes, IRET's Senior Vice President, Finance, commented, "This renewed and increased credit facility will provide IRET with liquidity for IRET's current and future acquisitions and developments, as well as other corporate purposes. IRET's continued relationship with a core group of North Dakota banks allows us to access the value of various unencumbered real estate assets on terms that we believe are competitive for the credit market in our region and for our balance sheet characteristics. We expect the facility will help fund accretive growth for our shareholders."

Separately, IRET also announced that IRET Properties recently closed on the sale of the Lancaster Apartments, an 83-unit apartment complex in St. Cloud, MN, for a sale price of $4.5 million, and on the sale of the Kalispell Retail Center, an approximately 52,000 Sq. Ft. commercial retail building in Kalispell, MT, for a sale price of $1.9 million.

IRET Properties also recently completed its acquisition of the Northridge Apartments located in Bismarck, ND. Acquired for a purchase price of $8.5 million, the Northridge Apartments property consists of 68 apartment units on 5.76 acres.

IRET also announced the recent grand opening of Phase I of its Commons at Southgate multi-family residential project, adjacent to the recently completed Landing at Southgate, in Minot, ND. Phase I of the Commons at Southgate project consists of 121 units in three wings, and is 89.3% occupied as of October 31, 2014. Phase II, consisting of two 56-unit wings, is currently under construction and is expected to open in late 2014.

The Company also announced that 52 units of the 130 apartment units in IRET's previously-announced Red 20 project, a mixed use development in Minneapolis, MN, recently opened, with 21 of these 52 completed units leased and occupied as of November 4, 2014. Of the remaining 78 units scheduled for completion in late 2014, 32 are preleased as of November 4, 2014. Of the project's approximately 10,630 square feet of commercial space, currently under construction and scheduled to be completed in late 2014, approximately 4,491 square feet is preleased as of November 4, 2014.

IRET also announced that, in addition to the pending dispositions disclosed in the Company's first quarter fiscal 2015 quarterly report on Form 10-Q, filed on September 9, 2014, the Company has entered into sales agreements for the disposition of an office property in Minneapolis, MN and a retail property in Weston, WI, for total expected gross sale proceeds of $12.4 million. These pending dispositions are subject to various closing conditions and contingencies, and no assurances can be given that the transactions will be completed on the terms currently proposed, or at all.

President and Chief Executive Officer Timothy Mihalick commented, "These recently-completed acquisitions and dispositions, and development projects recently placed in service, demonstrate our continued progress in achieving the goals of our strategic plan. In particular, they confirm our progress in completing acquisitions and development projects in our multi-family residential segment and in disposing of older, non-core properties and continuing to exit our retail segment."

IRET will report its financial results for the second quarter of fiscal year 2015 on December 10, 2014.

About Investors Real Estate Trust
Investors Real Estate Trust is an equity real estate investment trust.  Its business consists of owning and operating income-producing multi-family residential and commercial properties located primarily in the upper Midwest.  Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.
Safe Harbor
Statements about IRET's future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.